Exhibit 3(i)

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/26/1998
9813358559 - 2938006

                          CERTIFICATE OF INCORPORATION
                                       OF
                           PENDER INTERNATIONAL, INC.

     FIRST: name of this corporation shall be:

                           PENDER INTERNATIONAL, INC.

     SECOND: Its registered office in the State of Delaware is to be located at 1013 Center Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

     THIRD: The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

     Eighty Million (80,000,000) shares with a par value of One Tenth of One Mil ($.0001) per share, amounting to Eight Thousand Dollars ($8,000) which are Common Stock, and Twenty Million (20,000,000) shares with a par value of One Tenth of One Mil ($.0001) amounting to Two Thousand Dollars ($2,000) which are Preferred Stock.

     FIFTH: The name and mailing address of the incorporator is as follows:

                           Stacie Keffer
                           The Company Corporation
                           1013 Centre Road
                           Wilmington, DE 19805

     SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate or incorporation this twenty-sixth day of August, A.D. 1998.

                                 /s/ Stacie Keffer
                                 -----------------------------
                                 Stacie Keffer
                                 Incorporator